Exhibit 99.1
Press Release
BMP Sunstone Announces Exchange Offer of $10.7 Million of Outstanding Secured Notes
Enhances Financial Flexibility as Maturities Extended to 2011
Provides 2009 Financial Guidance and Expects 2009 Non-GAAP Net Income to Reach $10-13 Million
PLYMOUTH MEETING, Pa., Jan. 21 /PRNewswire-Asia-FirstCall/ — BMP Sunstone Corporation (Nasdaq: BJGP) (“BMP Sunstone” or the “Company”) today announced the completion of the exchange of approximately $10.7 million in principal amount of the Company’s outstanding 10.0% Secured Promissory Notes due May 1, 2009 (the “Original Notes”), by issuing new 12.5% Secured Promissory Notes, due July 1, 2011, in the same principal amount (the “New Notes”).
New Notes shall be convertible into common shares of the Company, in whole or in part, any time after May 15, 2009. The Conversion Price shall be equal to the lesser of $5.00 or 115 percent of the sale price per common share in a Qualified Offering, as will be further described in a Form 8-K to be filed by the Company.
David Gao, Chief Executive Officer of BMP Sunstone, commented, “Today we have significantly increased our financial flexibility so that we can put cash to work to grow our business, integrate our recent acquisitions, launch new products and navigate effectively in China’s dynamic healthcare marketplace. Our ability to extend the maturity on some of our outstanding debt, during these unprecedented capital market conditions, speaks to the belief our investors share in BMP Sunstone’s long-term prospects.”
Additionally, BMP Sunstone today announced financial guidance for the full year 2009. Revenue is anticipated to reach $150 to $160 million, and non-GAAP net income is projected to be between $10 million and $13 million. The Company reconfirmed that for the year 2008, revenue is expected to reach $110 to $120 million, and non-GAAP net income is expected to be in the range of $6.0 to $7.0 million.
David Gao, Chief Executive Officer of BMP Sunstone, stated, “We expect 2009 to be another record year for our Company, with over 35% growth of revenue calculated at the low end of our guidance ranges for 2008 and 2009. In addition, based on our non-GAAP guidance at the low end of the ranges, we expect over 65% growth of profitability for 2009 as compared to 2008. Just two years ago, we successfully transformed BMP Sunstone from a low margin distribution business into a high margin OTC and prescription specialty pharmaceutical company, and our guidance for 2009 reflects a more mature, diversified company with significant ability to drive shareholder value.”
Gao continued, “Our 2009 financial guidance reflects sales and marketing expansion in China resulting from continued performance at all of our business units, especially at Sunstone, and reflects operational synergies resulting from acquisitions the Company completed in 2008. In 2009, we expect all of our business units to be profitable and to outperform the market growth. Additionally, our in-license business at Beijing Medpharm will start contributing to the Company’s bottom line in 2009, which will mark a significant milestone in the Company’s business development.”
Non-GAAP net income excludes stock based compensation, amortization related to acquisitions and other non-cash expenses. GAAP net loss is expected to be in the range of $3.6 million to $4.6 million for the year 2008 and net income in the range of $3.0 million to $6.0 million for the year 2009. The reconciling items between GAAP net income and non-GAAP net income are itemized in Table 1 within this press release.
About BMP Sunstone Corporation
BMP Sunstone Corporation is a specialty pharmaceutical company that is building a proprietary portfolio of branded pharmaceutical and healthcare products in China. Currently this portfolio includes eight products under exclusive multi-year licenses for China, primarily focused on women’s health and pediatrics. The Company also owns Sunstone Pharmaceutical Co. Ltd., which manufactures leading pediatric and women’s health products, including two of China’s most recognized brands, “Hao Wawa” and “Confort,” sold through approximately 50,000 pharmacies in China. The Company also provides pharmaceutical distribution services through its subsidiaries in Beijing and Shanghai, and through its affiliate, Guangzhou

Pharmaceuticals Corp. The Company has its main office in Beijing, with a US office in Plymouth Meeting, PA. For more information, please visit http://www.bmpsunstone.com .
Safe Harbor Statement
This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts, including but not limited to statements about the Company’s revenue, net income and profitability guidance for 2008 and 2009, the long-term prospects of the Company and the Company’s intent and ability to enhance its capabilities and realized additional opportunities. These statements are subject to uncertainties and risks including, but not limited to, operating performance, general financial, economic, and political conditions affecting the biotechnology and pharmaceutical industries and the Chinese pharmaceutical market, the ability to timely manufacture and distribute the Company’s products and other risks contained in reports filed by the Company with the Securities and Exchange Commission. In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.
For more information, please contact:
BMP Sunstone Corporation
Fred M. Powell
Chief Financial Officer
Tel: +1-610-940-1675
Integrated Corporate Relations, Inc.
Ashley M. Ammon and Christine Duan
Tel: +1-203-682-8200 (Investor Relations)
Table 1

(US $M)	2009	2008
GAAP Net Income (Loss)	$3.0 - 6.0	$(4.6 - 3.6)

Adjustment	$7.00	$10.60

Non GAAP Net Income	$10.0 - $13.0	$6.0 - $7.0
SOURCE BMP Sunstone Corporation
CONTACT:
Fred M. Powell, Chief Financial Officer,
BMP Sunstone Corporation
at +1-610-940-1675;
Or Ashley M. Ammon and Christine Duan,
Integrated Corporate Relations, Inc. at +1-203-682-8200 for
BMP Sunstone
Web site: http://www.bmpsunstone.com
(BJGP)